BELL SPORTS CORP.
                           EXHIBIT 11 - STATEMENT RE:
                        COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, Except Per Share Amounts)

                                                              Nine Months Ended                Three Months Ended
                                                          Mar. 30,           Apr. 1,          Mar. 30,         Apr. 1,
                                                          1996 (1)            1995            1996 (2)           1995
                                                  --------------------------------------------------------------------
Net (loss) income                                         $(12,382)           $ 759             $713              $22

Net effect on net (loss) income
from conversion of other potentially
dilutive securities                                          2,215            1,822              738              607
                                                  --------------------------------------------------------------------

Adjusted net (loss) income                                $(10,167)           2,581           $1,451              629
                                                  ====================================================================

Weighted average number of common
and common equivalent shares
outstanding - primary                                       13,764            8,184           13,645            8,179

Net effect of common stock equivalents                         112               --               93               --

Net effect of convertible debentures                         1,595            1,595            1,595            1,595
                                                  --------------------------------------------------------------------

Adjusted average shares outstanding for
fully diluted computation                                   15,471            9,779           15,333            9,774
                                                  ====================================================================

Per share amount - fully diluted                            $(0.66)           $0.26            $0.09            $0.06
                                                  ====================================================================

(1) Fully diluted net loss per common share for the nine months ended March 30, 1996 was determined based upon the assumption that the Company's 4 1/4% convertible debentures were converted (using the if-converted method) as of November 16, 1993, the date that such convertible debentures were issued. The computation assumes that the weighted average number of common shares used in the primary income per common share computation increases by 112,000 shares assuming exercise of stock options and by 1,595,450 shares (assumes that $86,250,000 of convertible debentures are converted at a price of $54.06 into 1,595,450 shares of common stock which were outstanding for the entire period); and reported net loss decreases by $2,215,000 (representing the convertible debentures' interest expense and offering cost amortization expense, net of tax reported during fiscal 1996 assuming a 27% effective income tax rate for the period.)

(2) Fully diluted net income per common share for the three months ended March 30, 1996 was determined based upon the assumption that the Company's 4 1/4% convertible debentures were converted (using the if-converted method) as of November 16, 1993, the date that such convertible debentures were issued. The computation assumes that the weighted average number of common shares used in the primary income per common share computation increases by 93,000 shares assuming exercise of stock options and by 1,595,450 shares (assumes that $86,250,000 of convertible debentures are converted at a price of $54.06 into 1,595,450 shares of common stock which were outstanding for the entire period); and reported net income increases by $738,000 (representing the convertible debentures' interest expense and offering cost amortization expense, net of tax reported during fiscal 1995 assuming a 27% effective income tax rate for the period.)